                                                                    Exhibit 99.1


Company Press Release
SOURCE: Curtiss-Wright Corporation

                       Curtiss-Wright Announces Successful
                    Completion Of $200 Million Debt Offering

Thursday September 25, 4:05 PM EDT

ROSELAND, N.J., Sep 25, 2003 /PRNewswire-FirstCall via COMTEX/ -- Curtiss-Wright Corporation (NYSE: CW; CW.B), a diversified global provider of highly engineered products and services to the motion control, flow control and metal treatment industries, announced today the successful completion of an offering of $200 million of senior notes (the "Notes"), consisting of $125 million 5.74% senior notes due 2013 and $75 million 5.13% senior notes due 2010, in an offering exempt from the registration requirements of the Securities Act of 1933.

Curtiss-Wright intends to use the net proceeds of the offering to reduce outstanding indebtedness under the Company's revolving credit facilities, to fund its ongoing strategic growth plan and for other general corporate purposes. The fixed interest cost of the Notes is greater than the current variable rate revolving credit facilities, and thus will initially result in higher interest expense, which will negatively impact earnings. However, by locking in long-term fixed interest rates that are at historical lows, the Company expects to reduce its exposure to variable short-term rates which may rise significantly over time. This offering is in line with the Company's belief that the potential risk of increased interest rates far exceeds the potential for further interest rate declines.

The Notes were offered and sold to institutional accredited investors in a private placement that qualified for exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"). The Notes will not be registered for resale under the Securities Act and may not be offered or sold absent such registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

                                                                    Exhibit 99.1


Martin R. Benante, Chairman and CEO of Curtiss-Wright, stated "We are very pleased with the tremendous response we received for this Note offering and our opportunity to take advantage of interest rates that are at the lowest level in forty years. Due to exceptionally strong demand for Curtiss-Wright's offering it was increased to $200 million from $150 million originally sought. This offering expanded our Company's access to alternative capital markets and significantly increased our overall debt capacity, allowing us to continue to pursue our corporate growth strategies. Although the Notes will result in higher interest cost in the short term, we believe that this issuance will benefit our stockholders over the long term and more closely align our capital structure with our overall corporate strategy."

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state, and is issued pursuant to Rule 135c under the Securities Act.

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications and additionally is a provider of metal treatment services. The firm employs approximately 4,300 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

About the Centennial Celebration of Flight

On December 17, 1903, amid the sand dunes of Kitty Hawk, North Carolina, man's quest for powered flight became a reality when a small fabric and wood craft know as the Wright Flyer ushered in the aviation age. The team behind this legendary event, Orville and Wilbur Wright, along with aircraft designer Glenn Curtiss, gave birth to a new industry and founded Curtiss-Wright Corporation, today a multinational provider of metal treatment, motion control and flow control systems for the aerospace and defense industries. For more information about the Centennial Celebration of Flight, visit www.curtisswright.com/centennial.asp.

                                                                    Exhibit 99.1


Forward-looking statements in this release are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, marine, and industrial companies. Please refer to the Company's current SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

This press release and additional information is available at www.curtiss-wright.com and www.portfoliopr.com.


SOURCE Curtiss-Wright Corporation

CONTACT:  Glenn Tynan, +1-973-597-4700, gtynan@cwcorp.curtisswright.com;
          or Paul Holm, pholm@portfoliopr.com, & Matthew Karsh, +1-212-736-9224, mkarsh@portfoliopr.com

URL:              http://www.curtisswright.com
http://www.prnewswire.com

Copyright (C) 2003 PR Newswire. All rights reserved.